CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Variable Account Funds:

We consent to the use of our report dated February 12, 2016, with respect to the financial statements and financial highlights of Oppenheimer Equity Income Fund/VA (a separate series of Oppenheimer Variable Account Funds) as of December 31, 2015, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Combined Prospectus/Proxy Statement filed on form N-14.

/s/ KPMG LLP

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KPMG LLP

Denver, Colorado

December 9, 2016